Exhibit (a)(5)(D)

NEWS RELEASE

Entegris, Inc.

Corporate Headquarters

3500 Lyman Boulevard

Chaska Minnesota 55318 USA

Tel. 952-556-3131

Steve Cantor

VP of Corporate Relations

Tel. 978-436-6750

irelations@entegris.com

For Release at 7:30 AM (ET)

Entegris, Inc. Announces Preliminary Results of $250 Million Tender Offer

CHASKA (Minneapolis), Minn., June 11, 2007 – Entegris, Inc. (Nasdaq: ENTG) announced today the preliminary results of its modified “Dutch Auction” tender offer which expired at 11:59 p.m. ET, on Friday, June 8, 2007. In accordance with the terms and conditions of the tender offer, and based on the preliminary count of the depository, the Company expects to accept for purchase approximately 20,732,997 of its common shares at a purchase price of $12.05 per share, for a total cost of approximately $250 million.

Based on a preliminary count by the depository, approximately 20,732,997 common shares were properly tendered and not withdrawn at prices at or below the purchase price. In total, approximately 35,714,866 common shares were properly tendered and not withdrawn.

Shareholders who deposited common shares in the tender offer at or below the purchase price will have all of their tendered common shares purchased, subject to certain limited exceptions. The number of shares to be purchased and the purchase price per share are preliminary. Final results for the tender offer will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares to be purchased and the purchase price per share will be announced following the completion of the verification process. Payment for the shares accepted for purchase will occur promptly thereafter.

The number of shares the Company expects to purchase in the tender offer represents approximately 15% of its currently outstanding common shares. In the tender offer, the Company initially offered to purchase up to 20,408,163 of its common shares at a price between $11.00 and $12.25 per share, for a maximum aggregate repurchase price of up to $250 million. The 20,732,997 total common shares expected to be purchased in the tender offer includes 324,834 common shares pursuant to the Company’s right to purchase up to an additional 2% of its shares outstanding in the event more than 20.4 million shares were tendered without extending the offer.

About Entegris

Entegris is the global leader in materials integrity management, delivering a wide range of products for purifying, protecting and transporting critical materials used in processing and manufacturing in semiconductor and other high tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France,

Germany, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

Forward-Looking Statements

Certain information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current management expectations only as of the date of this press release, which involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Statements which are modified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “will,” “should” or the negative thereof and similar expressions as they relate to Entegris or our management are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. These risks include, but are not limited to, fluctuations in the market price of Entegris’ stock, future operating results of Entegris, other acquisition and investment opportunities available to Entegris, general business and market conditions and other factors. Additional information concerning these and other risk factors may be found in previous financial press releases issued by Entegris and Entegris’ periodic public filings with the Securities and Exchange Commission, including the discussion described under the headings “Risks Relating to our Business and Industry,” “Manufacturing Risks,” “International Risks,” and “Risks Related to Securities Markets and Ownership of Our Securities” in Item 1A of our Annual Report on Form 10–K for the fiscal year ended December 31, 2006, as well as other matters and important factors disclosed previously and from time to time in the filings of Entegris with the U.S. Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we undertake no obligation to update publicly any forward-looking statements contained herein.

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